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                                                                    EXHIBIT e(3)

                             DISTRIBUTION AGREEMENT

                               September 12, 2001

Credit Suisse Asset Management
     Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

                  This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Blue Chip Portfolio, the High Yield Portfolio, the Small Cap Value Portfolio and the Strategic Small Cap Portfolio of Credit Suisse Warburg Pincus Trust (the "Trust") under terms of the Distribution Agreement between the Trust and Credit Suisse Asset Management Securities, Inc., dated August 1, 2000.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,
                                       CREDIT SUISSE WARBURG PINCUS TRUST

                                       By: /s/Hal Liebes
                                           -------------
                                           Name: Hal Liebes
                                           Title: Vice president and Secretary

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.

By: /s/ Hal Liebes
    --------------
    Name: Hal Liebes
    Title: Secretary